Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) for the registration of an aggregate of 2,500,000 shares of common stock under the 2004 Stock Incentive Plan of Endocare, Inc. of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of Endocare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Endocare, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
July 31, 2008